Exhibit 10.3

Execution Version

BOARD REPRESENTATION AND STANDSTILL AGREEMENT

THIS BOARD REPRESENTATION AND STANDSTILL AGREEMENT, dated as of December 4, 2015 (this “Agreement”), is entered into by and among LSB Industries, Inc., a Delaware corporation (the “Company”), LSB Funding LLC, a Delaware limited liability company (the “Purchaser”), Security Benefit Corporation, a Kansas corporation (“Security Benefit”), Todd Boehly, an individual (“Boehly”), Jack E. Golsen, an individual (“J. Golsen”), Steven J. Golsen, an individual (“S. Golsen”), Barry H. Golsen, an individual (“B. Golsen”), Linda Golsen Rappaport, an individual (“L. Rappaport”), Golsen Family LLC, an Oklahoma limited liability company (“Family LLC”), SBL LLC, an Oklahoma limited liability company (“SBL LLC”), and Golsen Petroleum Corp., an Oklahoma corporation (“GPC”, and together with J. Golsen, S. Golsen, B. Golsen, L. Rappaport, Family LLC, SBL LLC, each a “Golsen Holder” and, collectively, the “Golsen Holders”). The Company, the Purchaser, Security Benefit, Boehly, each of the Golsen Holders and each Permitted Transferee (as defined in the Purchase Agreement (as defined below)) of the Purchaser executing a joinder agreement in the form of Annex B hereto (a “Permitted Transferee”) are herein referred to collectively as the “Parties” and each as a “Party.” The Purchaser, Security Benefit, Boehly and each Permitted Transferee are herein referred to collectively as the “Purchaser Parties” and each as a “Purchaser Party.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to, and subject to the terms and conditions of, the Securities Purchase Agreement, dated as of December 4, 2015 (as amended, restated, supplemented or otherwise modified, the “Purchase Agreement”), by and among the Company, the Purchaser and Security Benefit Corporation, the Company has agreed to issue and sell the Securities to the Purchaser;

WHEREAS, to induce the Parties to enter into the transactions contemplated by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the initial closing of the transactions contemplated by the Purchase Agreement (the “Closing”);

WHEREAS, the Purchaser’s investment in the Company and acquisition of the Securities pursuant to the Purchase Agreement is expected to benefit the Company;

WHEREAS, the Purchaser will receive valuable consideration as a result of the investment in the Company and acquisition of the Securities pursuant to the Purchase Agreement;

WHEREAS, the board of directors of the Company (the “Board” and each member thereof a “Director”) has determined it to be in the best interests of the Company to provide the Purchaser and the Golsen Holders with certain designation rights in respect of the Board, pursuant to the terms of this Agreement; and

WHEREAS, each of the Purchaser Parties believes it to be in its best interest to provide the Company with certain standstill rights, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

AGREEMENT

Section 1.	Board Designation Rights.

(a) Subject to the other provisions of this Section 1, during the period commencing on the date of this Agreement and ending on the Board Designation Termination Date (as defined below), the Purchaser has the option and right (but not the obligation) to designate nominees to be nominated by the Company at each annual (or special) meeting of stockholders of the Company to serve as Directors on the Board (each, a “Purchaser Designated Director”) in accordance with this Section 1. Subject to the other provisions of this Section 1, during the period commencing on the date of this Agreement and ending on the Golsen Holders Board Designation Termination Date (as defined below), the Golsen Holders have the option and right (but not the obligation) to designate nominees to be nominated by the Company at each annual (or special) meeting of stockholders of the Company to serve as Directors on the Board (each, a “Golsen Holders Designated Director” and, together with the Purchaser Designated Directors, the “Designated Directors” and each a “Designated Director”) in accordance with this Section 1. Each Designated Director shall, (i) not be prohibited from serving as a Director pursuant to any rule or regulation of the Commission or any National Securities Exchange on which the Company’s Common Stock is listed or admitted to trading, and (ii) not be an employee, manager or director of any Competitor (as defined below). In addition, one Purchaser Designated Director shall in the good faith, reasonable judgment of the Company satisfy the independence requirements of The New York Stock Exchange, Inc. (the “NYSE”) or any other national securities exchange on which the Company’s Common Stock is listed or admitted to trading. As a condition precedent to service on the Board, each Designated Director shall deliver to the Board his or her written resignation from the Board (in the form attached hereto as Annex A) that the Board or its Nominating and Corporate Governance Committee may, in the Board’s or such committee’s sole discretion, accept and make effective solely and to the extent provided in accordance with subsection (c) below. For purposes of this Agreement, the term “Competitor” shall mean any person or entity that is an operating company (it being agreed that “Competitor” shall not include any company the primary business purpose of which is to provide financing directly or indirectly to unaffiliated entities, whether or not engaged in the nitrogen based chemicals or climate control sectors) which engages in the nitrogen based chemicals or climate control business or otherwise provides similar services or engages in a similar business as the Company and its subsidiaries.

(b) The Company and the Board shall take all actions necessary or advisable to effect the provisions of Section 1(a) (subject to Section 1(c)), including, effective as of the date of this Agreement, validly appointing one Purchaser Designated Director to each of the three classes of Directors of the Company, each to serve an initial term that expires no earlier than the annual meeting of the stockholders of the Company (the “Stockholders”) to be held in 2016, 2017 and 2018, respectively.

(i) The initial Purchaser Designated Director who shall serve until the annual meeting of the Stockholders to be held in 2016 is Jonathan Bobb. The initial Purchaser Designated Director who shall serve until the annual meeting of the Stockholders to be held in 2017 is Joseph E. Reece. The initial Purchaser Designated Director who shall serve until the annual meeting of the Stockholders to be held in 2018 is Mark Genender. The initial Golsen Holders Designated Directors are Jack Golsen, who is currently serving as a Director until the annual meeting of the Stockholders to be held in 2016, and Barry Golsen, who is currently serving as a Director until the annual meeting of the Stockholders to be held in 2018.

(ii) Each of the Purchaser, on the one hand, and the Golsen Holders, on the other hand, agree (A) upon the Company’s request to, and to cause each Designated Director designated by it or them, as applicable, to, timely provide the Company with accurate and complete information relating to such Designated Director as may be required to be disclosed by the Company under the Exchange Act and (B) to cause each Designated Director designated by it or them, as applicable, to comply with the Section 16 filing obligations under the Exchange Act. At each applicable election of Directors, the Board shall nominate each Designated Director, which designee must meet the standards set forth in subsection (a) above, as part of the slate of Directors nominated by the Board for election by the Stockholders and shall recommend that the Stockholders vote for the each of the Designated Directors (and if any Designated Director and any non-Designated Directors are each the subject of any third party solicitation of proxies or written consents against the election of such Directors, the Company will recommend that the Stockholders vote for the election of the Designated Director in a manner substantially similar to the manner in which it recommends that the Stockholders vote for such other Directors). Additionally, in the event of the resignation, death, or removal (for cause or otherwise) of any Designated Director, the Purchaser or the Golsen Holders who designated such Director shall have the right for the ensuing 30 days, subject to the other provisions of this Section 1, to designate in writing furnished to the Nominating and Governance Committee the person to be appointed by the Board as the Designated Director to fill the resulting vacancy (subject to such designee meeting the standards set forth in subsection (a) above).

(iii) Any action by the Purchaser or the Golsen Holders to designate a Designated Director shall be evidenced in writing furnished to the Nominating and Governance Committee not later than January 31 of the year in which the annual meeting of the Stockholders for the election of such Designated Director is to be held (or in the case of a special meeting within a reasonable time in advance of such meeting in order to allow the Board and the Nominating and Governance Committee to determine compliance with the qualifications required in Section 1 and otherwise to comply with its proxy solicitation and disclosure obligations in connection with such meeting) and shall be executed by the Purchaser or the Golsen Holders, as applicable.

(iv) In the event that the Purchaser or the Golsen Holders fail to designate a Designated Director meeting the qualifications specified in Section 1 in accordance with the time periods set forth in this Section 1(b) (including upon the resignation, death or removal of a Designated Director), the Board, upon recommendation from the Nominating and Governance Committee, shall have the right to retain the resulting vacancies on the Board, reduce the size of the Board to the extent of the resulting vacancies or designate an individual or individuals recommended by the Nominating and Governance Committee to fill such vacancies, in each case until the next meeting of the Stockholders for the election of Directors of that class, at which time the Purchaser or the Golsen Holders, as applicable, will again be entitled to designate Designated Directors to the extent permitted in this Section 1. Unless otherwise recommended by the Nominating and Governance Committee, any Directors so designated by the Board to fill such vacancies shall satisfy the independence requirements of the NYSE or any other national securities exchange on which the Company’s Common Stock is listed or admitted to trading.

(c) From and after the Closing and until the Board Designation Termination Date, the Purchaser shall be entitled to designate up to three (3) Purchaser Designated Directors pursuant to this Section 1; provided, however, that, from and after the redemption in full of all of the Purchased Series E Preferred Stock held by the Purchaser and its Permitted Transferees (the “Redemption Termination Date”), (i) so long as the Purchaser and its Permitted Transferees, collectively, continue to beneficially own at least 25% of the shares of Common Stock issuable upon exercise of the Warrants (whether owned following exercise of the Warrants or as a right to acquire such shares of Common Stock upon exercise of the Warrants), the Purchaser shall only be entitled to designate up to two (2) Purchaser Designated Directors and (ii) so long as the Purchaser and its Permitted Transferees, collectively, continue to beneficially own at least 10% (but not greater than 24.99%) of the shares of Common Stock issuable upon exercise of the Warrants (whether owned following exercise of the Warrants or as a right to acquire such shares of Common Stock upon exercise of the Warrants), the Purchaser shall only be entitled to designate one (1) Purchaser Designated Director. From and after the Closing until the Golsen Holders Board Designation Termination Date, the Golsen Holders shall be entitled to designate up to two (2) Golsen Holders Designated Directors pursuant to this Section 1; provided, however, so long as the Golsen Holders, collectively, continue to beneficially own at least 2.5% (but not 5% or more) of the then outstanding Common Stock, the Golsen Holders shall only be entitled to designate up to one (1) Golsen Holders Designated Director. Notwithstanding the foregoing, (x) the rights of the Purchaser to designate any Purchaser Designated Directors pursuant to this Section 1 shall immediately cease and terminate on the first date on which the Purchaser and its Permitted Transferees, collectively, no longer beneficially own at least 10% of the Common Stock issuable upon exercise of the Warrants (whether owned following exercise of the Warrants or as a right to acquire such Common Stock upon exercise of the Warrants) (such date, the “Board Designation Termination Date”) and (y) the rights of the Golsen Holders to designate any Golsen Holders Designated Directors pursuant to this Section 1 shall immediately terminate on the first date on which the Golsen Holders, collectively, no longer beneficially own at least 2.5% of the then outstanding Common Stock (such date, the “Golsen Holders Board Designation Termination Date”). At any time on or after the Redemption Termination Date, the Board Designation Termination Date or the Golsen Holders Board Designation Termination Date, the Board shall be entitled to accept and make effective the resignations of any Designated Directors in excess of the number of Designated Directors that the Purchaser or the Golsen Holders, as applicable, are entitled to designate pursuant to this Section 1(c); provided, however, that the Purchaser or the Golsen Holders, as applicable, shall be entitled to specify (by written notice to the Company) which Designated Directors’ resignations shall be so accepted and made effective if the number of required resignations hereunder is less than the number of then serving Designated Directors designated by the Purchaser or the Golsen Holders, as applicable. In addition to the obligation in Section 1(a) of each Designated Director to deliver the written resignation described therein, after the Redemption Termination Date, the Board Designation Termination Date or the Golsen Holders Board Designation Termination Date, as applicable, each of the Purchaser, on the one hand, and the Golsen Holders, on the other hand, agree, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from the Company, to cause the Designated Directors then serving as members of the Board in excess of the number of Designated Directors that it or they are entitled to designate pursuant to this Section 1(c), as applicable, to resign from the Board effective immediately.

(d) At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a Director in such former Designated Director’s capacity as a former Director, such Designated Director shall be entitled to all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board. While serving as a Designated Director, such Designated Director shall be entitled to compensation commensurate with that of similarly situated (i.e., independent, employee or non-employee affiliate) members of the Board and reimbursement for reasonable expenses consistent with the Company’s policies applicable to other similarly situated Directors.

(e) The option and right to appoint Designated Directors granted to each of the Purchaser and the Golsen Holders by the Company under this Section 1 may not be transferred or assigned, in whole or in part, by the Purchaser or the Golsen Holders directly or indirectly (including by way of direct or indirect transfers of equity interests in such Persons) without the prior written consent of the Company (provided that direct or indirect transfers of equity interests in such Person among or to (i) in the case of the Purchaser Parties, Todd Boehly and his direct or indirect controlled Affiliates or (ii) an Affiliate thereof shall not be deemed to be an assignment hereunder so long as, with respect to transfers pursuant to clause (ii) above, such transfers collectively would not result in equity interests in such Person representing a majority of the economic or voting interests in such Person being owned or controlled by a Person or Persons that do not own or control a majority of the economic or voting interests in such Person immediately prior to such transfer.

(f) The Board shall not designate an executive committee or any other committee which has been delegated authority substantially similar to the authority of the Board unless each then serving Purchaser Designated Director is also appointed as a member of such committee. Unless prohibited by applicable law or the rules of the NYSE (or any other national securities exchange on which the Company’s Common Stock is listed or admitted to trading), each of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee of the Board shall include one then serving Purchaser Designated Director as timely designated in writing by the Purchaser.

(g) Each of the Golsen Holders hereby appoints J. Golsen to serve as the Golsen Representative (the “Golsen Representative”) for purposes of this Agreement and to act as the agent of the Golsen Holders with respect to (i) the giving of any notice or instruction that is required or permitted to be given or which may be given by the Golsen Holders under the terms of this Agreement, (ii) the execution and delivery on behalf of the Golsen Holders of any amendment or supplement to this Agreement and (iii) the execution and delivery of any waiver or extension on behalf of the Golsen Holders under the terms of this Agreement. It is acknowledged that the actions to be taken by the Golsen Representative on behalf of the Golsen Holders under the terms of this Agreement are ministerial in nature and that the Golsen Representative shall only take such actions as may be authorized or instructed by the Golsen Holders and that the Golsen Representative shall not have any liability to the other Golsen Holders for any actions or omission by the Golsen Representative, in such capacity. Each of the Golsen Holders hereby authorizes each of the other parties to this Agreement to conclusively and absolutely rely, without inquiry, upon any action taken by the Golsen Representative as the actions of each Golsen Holder in all matters referred to in this Section 1(g). The Golsen Representative may be removed at any time hereunder, with or without cause, by means of notice to such effect to the Company and the then serving Golsen Representative from any one or more Golsen Holders, who individually or collectively, beneficially owns more than 50% of the outstanding Common Stock then owned by the Golsen Holders and its Affiliates (the “Majority of Golsen Holders”). Within five business days after the effective date of the removal or resignation of the Golsen Representative, the Golsen Holders by a vote of a Majority of Golsen Holders shall select a successor Golsen Representative who must be either a Golsen Holder or an Affiliate of a Golsen Holder and shall promptly give the Company notice of such selection.

Section 2.	Voting Obligations.

(a) Each of the Parties (other than the Company) agrees that, provided that the Company is not in breach of its obligations under this Agreement (including Section 1 hereof), during the Voting Period (as defined below), at any meeting of the Stockholders, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders or in any other circumstances upon which a vote, consent or other approval of all or some of the Stockholders is sought solely with respect to the matters described in this Section 2, such Party shall vote (or cause to be voted) or execute (or cause to be executed) consents with respect to, as applicable, all of the Company securities (including the Securities) owned (beneficially or of record) by such Party (or its Affiliates) as of the applicable record date in favor of (FOR) the election of the persons named in the Company’s proxy statement as the Board’s nominees for election as Directors, and against any other nominees.

(b) With respect to any vote of the Stockholders held during the Voting Period with respect to the matters set forth in Section 2(a), each of the Parties (other than the Company) shall, and shall cause its Affiliates on any applicable record date to, appear at such meeting (in person or by proxy) or otherwise cause all of the Securities held by such Party (or such Affiliates) to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

(c) “Voting Period” means the period from and including the date of this Agreement through and including the annual meeting of Stockholders to be held in 2016 (including any adjournments and postponements thereof).

Section 3.	Standstill.

(a) During the period commencing on the Closing and ending on the Standstill Termination Date (as defined below), provided that the Company is not in breach of its obligations under this Agreement (including Section 1 hereof), each of the Purchaser Parties (so long as such Purchaser Party is an Affiliate of the beneficial owner of the Company securities issued under the Purchase Agreement) shall not, and shall cause its controlled Affiliates not to, directly or indirectly:

(i) engage in any hostile or takeover activities with respect to the Company (including by means of a tender offer or soliciting proxies or written consents, other than as recommended by the Board);

(ii) acquire or propose to acquire beneficial ownership of additional Common Stock (other than the Common Stock issuable upon exercise of the Warrants) or other Company securities that in the aggregate, together with their beneficial ownership of any other Common Stock, is equal to beneficial ownership of twenty percent (20%) or more of the voting power of the outstanding Common Stock (taking into account the voting rights of the Common Stock underlying the Warrants and the Series F Preferred Stock); provided that the foregoing shall not prohibit or apply to the receipt of any (A) Common Stock paid as dividends on the Purchased Series E Preferred Stock held by the Purchaser or any of its Permitted Transferees or any Common Stock issued in exchange for the redemption of the Purchased Series E Preferred Stock held by the Purchaser or any of its Permitted Transferees in each case in accordance with the Series E Certificate of Designations and the Purchase Agreement or (B) or (C) any New Common Stock issued to the Purchaser or any of its Permitted Transferees pursuant to Section 4.07 of the Purchase Agreement, and such Series E Preferred Stock, Common Stock and New Common Stock shall not be taken into account for purposes of establishing compliance with the foregoing;

(iii) acquire or propose to acquire any other securities of the Company or any securities of any Affiliates of the Company;

(iv) call a special meeting of the Stockholders; or

(v) propose to remove, or vote to remove, any Directors of the Company (other than a Purchaser Designated Director in accordance with Section 1).

(b) Specifically, but without limiting Section 3(a), during the period commencing on the Closing and ending on the Standstill Termination Date, without the prior written consent of the Company, each of the Purchaser Parties shall not, and shall cause its controlled Affiliates not to, directly or indirectly:

(i) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture, acquisition or similar transaction involving the Company or any of its Affiliates or their properties, except as expressly permitted hereby

(ii) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in Rule 14a-1 of Regulation 14A under the Exchange Act) or written consents to vote, seek to influence, or advise others with respect to the voting of any voting securities of the Company or any of its Affiliates (other than in a Purchaser Designated Director’s capacity as a member of the Board);

(iii) form, join or participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company or any of its Affiliates;

(iv) act to seek to control or influence the management, Board or policies of the Company, except through the Purchaser Designated Directors or as permitted by Section 3(c);

(v) propose to remove, or vote to remove, any Directors of the Company (other than pursuant to the exercise of the Purchaser’s right to nominate Purchaser Designated Directors pursuant to Section 1);

(vi) publicly disclose any intent, plan or arrangement inconsistent with this Agreement; or

(vii) advise, assist or encourage others in connection with the above.

(c) Notwithstanding the foregoing provisions of this Section 3, the foregoing provisions shall not, and are not intended to:

(i) prohibit any Purchaser Party or its controlled Affiliates from privately communicating with, including making any offer or proposal to, the Board;

(ii) restrict in any manner how any Purchaser Party or its controlled Affiliates vote their Common Stock or other Company securities, except as provided in Section 2;

(iii) restrict the manner in which any Purchaser Designated Director may (A) vote on any matter submitted to the Board or the Stockholders, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board;

(iv) restrict any Purchaser Party or any of its Permitted Transferees from selling or transferring any of their Company securities to any other Purchaser Party or its Permitted Transferees or any successor of such Purchaser Party that, in any such case, agrees to be bound by the provisions contained in this Agreement; or

(v) restrict any Purchaser Party or any of its Permitted Transferees from receiving (A) any Series E Preferred Stock or Common Stock paid as dividends on the Securities or issued upon the redemption of the Purchased Series E Preferred Stock, in each case pursuant to the Series E Certificate of Designations, the Purchase Agreement and the other agreements contemplated thereby or (B) any New Common Stock in accordance with Section 4.07 of the Purchase Agreement.

(d) “Standstill Termination Date” means the earlier of (i) 90 days after the Board Designation Termination Date and (ii) the later of (A) the first anniversary of the date of this Agreement and (B) 90 days after the date on which all Purchaser Designated Directors have resigned or been removed from the Board and the Purchaser has permanently waived and renounced its Board designation rights under Section 1.

(e) Each Purchaser Party hereby represents and warrants to the Company that such Purchaser Party is an Affiliate of the Purchaser as of the date hereof.

Section 4.	Miscellaneous.

(a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by any Party or any of its Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof; provided, however, nothing in this Agreement amends or supersedes any of J. Golsen’s rights under any employment, severance, equity or cash award, or settlement agreement or any other employment benefit plan or arrangement between J. Golsen and the Company.

(b) Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given if delivered personally or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: David Shear, General Counsel

Facsimile: (405) 236-1209 (with such fax to be confirmed by telephone to (405) 510-3576)

Email: DShear@lsbindustries.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Attention: Robert L. Kimball, Esq.

Facsimile: (214) 999-7860

Email: rkimball@velaw.com

If to any Purchaser Party:

LSB Funding LLC

350 Park Avenue, 14th Floor

New York, NY 10022

Attn: Legal Department

Facsimile: (646) 828-2851

Email: CHLegal@cainhoyenterprises.com

with a copy to (which shall not constitute notice):

Mark Genender

C/o Security Benefit Corporation

100 N. Crescent Drive, Suite 300

Beverly Hills, CA 90210

Attention: Mark Genender

Facsimile: (646) 828-2851

Email: Mark.Genender@cainhoyenterprises.com

If to any Golsen Holder, to the Golsen Representative:

Jack E. Golsen

16 South Pennsylvania

Oklahoma City, Oklahoma 73107

Attention: Jack E. Golsen

Facsimile: (405) 235-5067

Email: jgolsen@lsbindustries.com

(c) Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d) Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal processes and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f) No Waiver; Modifications in Writing.

(i) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto; provided, however, that this Agreement shall be deemed to be amended without the consent of the Parties hereto by the execution and delivery of a joinder agreement in the form of Annex B hereto solely for the purpose of adding a Purchaser Party to this Agreement. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h) Binding Effect; Assignment; Termination. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties. This Agreement shall terminate with respect to the Purchaser Parties (and the Company’s rights with respect to and obligations to the Purchaser Parties) on the later of the Board Designation Termination Date and the Standstill Termination Date and with respect to the Golsen Holders (and the Company’s rights with respect to and obligations to the Golsen Holders) on the Golsen Holders Board Designation Termination Date,

except that in any such case the provisions of this Section 4 shall survive any termination of this Agreement and except that no party to this Agreement shall be relieved or released from liability for damages arising out of a breach of this Agreement before such termination.

(i) Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j) Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k) Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto execute this Board Representation and Standstill Agreement, effective as of the date first above written.

COMPANY

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	Interim Chief Executive Officer

Signature Page to Board Representation and Standstill Agreement

PURCHASER PARTIES:

LSB FUNDING LLC

By:	/s/ Anthony D. Minella
Name:	Anthony D. Minella
Title:	Manager

Signature Page to Board Representation and Standstill Agreement

PURCHASER PARTIES:

SECURITY BENEFIT CORPORATION

By:	/s/ Anthony D. Minella
Name:	Anthony D. Minella
Title:	Chief Investment Officer

Signature Page to Board Representation and Standstill Agreement

PURCHASER PARTIES:

/s/ Todd Boehly
Todd Boehly

Signature Page to Board Representation and Standstill Agreement

GOLSEN HOLDERS:

/s/ Jack E. Golsen
Jack E. Golsen

/s/ Barry H. Golsen
Barry H. Golsen

/s/ Steven J. Golsen
Steven J. Golsen

/s/ Linda Golsen Rappaport
Linda Golsen Rappaport

GOLSEN FAMILY LLC

By:	/s/ Jack E. Golsen
Its:

SBL LLC

By:	/s/ Jack E. Golsen
Its:

GOLSEN PETROLEUM CORP.

By:	/s/ Jack E. Golsen
Its:

Signature Page to Board Representation and Standstill Agreement

ANNEX A

Form of Designated Director Resignation

Irrevocable Resignation

            , 20

Attention: Board of Directors (the “Board”) of LSB Industries, Inc. (the “Company”)

In accordance with and subject to the terms and conditions of Section 1 of that certain Board Representation and Standstill Agreement dated as of December 4, 2015 by and among LSB Industries, Inc., a Delaware corporation, LSB Funding LLC, a Delaware limited liability company, Security Benefit Corporation, a Kansas corporation, Todd Boehly, an individual, Jack E. Golsen, an individual, Steven J. Golsen, an individual, Barry H. Golsen, an individual, Linda Golsen Rappaport, an individual, Golsen Family LLC, an Oklahoma limited liability company, SBL LLC, an Oklahoma limited liability company, and Golsen Petroleum Corp., an Oklahoma corporation, (as amended or restated from time to time, the “Agreement”), I hereby tender my resignation as a director of the Company. This resignation shall be effective upon acceptance by the Company in accordance with Section 1(c) of the Agreement.

[with respect to J. Golsen only: This resignation shall not be considered a resignation for purposes of any employment, severance or settlement agreement with the Company.]

This resignation shall be irrevocable and may not be withdrawn by me at any time. My decision to resign does not involve any disagreement with the Board, the Company or its management on any matter relating to the Company’s operations, policies, or practices.

Very truly yours,

Accepted on , 20 .

ANNEX B

Form of Joinder Agreement

JOINDER AGREEMENT

This Joinder Agreement is made this      day of             , 20    , by and between                      (the “Permitted Transferee”) and LSB Industries, Inc, a Delaware corporation (the “Company”), pursuant to the terms of the Board Representation and Standstill Agreement dated as of December 4, 2015 by and among the Company, LSB Funding, LLC, a Delaware limited liability company (the “Purchaser”), and the other parties thereto (the “Agreement”) and the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Purchaser have agreed in the Purchase Agreement that all Persons to whom Securities are transferred in accordance with the Purchase Agreement must enter into a Joinder Agreement binding such Person as a Purchaser Party to the same extent as if such Person was an original party thereto and imposing the same restrictions and obligations on such Person as are imposed upon the Purchaser Parties under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Permitted Transferee of the Securities, the Permitted Transferee acknowledges and hereby joins in, and agrees to be bound by, the Agreement as a Purchaser Party and shall have all of the restrictions and obligations of a Purchaser Party under the terms and conditions of the Agreement to the same extent as if the Permitted Transferee were an original Purchaser Party to the Agreement. The Permitted Transferee represents and warrants to the Company that, as of the date hereof, such Permitted Transferee is, or is an Affiliate of, the beneficial owner of the Company securities issued under the Purchase Agreement.

This Joinder Agreement shall be attached to and become a part of the Agreement.

The provisions of Article IV of the Agreement shall apply mutatis mutandis to this Agreement.

IN WITNESS WHEREOF, the undersigned hereto execute this Joinder Agreement effective as of the date first above written.

COMPANY

LSB INDUSTRIES, INC.

By:
Name:
Title:

PERMITTED TRANSFEREE:

[ ]

By:
Name:
Title: